Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS AUGUST SALES

HOUSTON, TX, September 4, 2008 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week August period ended August 30, 2008 decreased 3.0% to $119.8 million from $123.5 million in the prior year four week period ended September 1, 2007.  Comparable store sales decreased 8.3% versus a decrease of 2.6% last year.

Key categories of business which achieved comparable store sales increases during August included cosmetics and dresses.  Other merchandise categories that performed better than the Company average included childrens, intimate apparel and petites.  With regard to comparable store sales by region of the country, on a relative basis, the Southwest was the Company’s best performing region while the Southeast was its weakest region.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Our August results reflect soft back-to-school sales, due to ongoing pressure on discretionary consumer spending, reduced clearance sales and the disruptive impact of Tropical Storm Edouard and Hurricane Gustav during the first and last weeks of the month.  On a positive note, we continue to manage our merchandise inventories and expenses conservatively, ending August with our inventory levels down approximately 9.0% on a comparable store basis.”

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2008	2007	2008	2007
1st Quarter	(5.4)%	0.1%	$353.5	$358.2
2nd Quarter	(1.4)	0.5	372.7	359.2
August	(8.3)	(2.6)	119.8	123.5
Year-To-Date (7 Mos)	(4.1)	(0.1)	846.0	840.9

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Stage Stores Reports
August Sales
Page - 2

Store Activity
During August, the Company opened 7 new stores and expanded its geographic presence to 38 states by entering the states of Minnesota and Nevada.  New Bealls stores were opened in Austin, TX and Mesquite, NV, while new Peebles stores were opened in Canandaigua, NY, Prairie du Chien, WI, Red Wing and Worthington, MN, and Spencer, IA.  The 7 August store openings brought the total number of stores opened through the first seven months of the 2008 fiscal year to 35.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 726 stores located in 38 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central, Southwestern and Northwestern states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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